La Jolla Pharmaceutical Company Announces Submission of NASDAQ Listing Application
Implementation of Reverse Split to Support Listing

SAN DIEGO, CA--(Marketwired - Jan 13, 2014) - La Jolla Pharmaceutical Company (OTCBB: LJPC) (the "Company" or "La Jolla"), a leader in the development of therapeutics targeting significant unmet life-threatening diseases, today announced that it has applied for listing on NASDAQ Capital Market. In support of this application, the Company effected a reverse split of the issued and outstanding common stock with a ratio of 1-for-50.

"This capital restructuring has been made in order to place La Jolla in position for a possible listing on the NASDAQ Capital Markets," said George Tidmarsh, M.D., Ph.D., President and CEO of La Jolla.

The reverse stock split will affect all issued and outstanding shares of the company's common stock, as well as common stock underlying stock options, warrants, convertible preferred stock and other convertible securities outstanding immediately prior to the effectiveness of the reverse stock split. The company's ticker symbol will be "LJPCD" for up to 20 trading days after the split to designate that it is trading on a post-reverse split basis.

The company's transfer agent will act as exchange agent for the reverse stock split. Stockholders holding certificated shares or shares through a brokerage account will have their shares automatically adjusted to reflect the reverse stock split as of the effective date. Although the issuance of new stock certificates will not be required, stockholders may obtain a new certificate from the Company's transfer agent.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapeutics for chronic organ failure and cancer. GCS-100, the Company's lead product candidate, is a first-in-class inhibitor of galectin-3, a novel molecular target implicated in chronic organ failure and cancer. LJPC-501, the Company's second product candidate, is a natural peptide for the treatment of hepatorenal syndrome. For more information on the Company please visit http://www.ljpc.com.

Forward Looking Statement Safe Harbor

This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from these forward-looking statements. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in the Company's filings with the U.S. Securities and Exchange Commission ("SEC"), all of which are available free of charge on the SEC's web site http://www.sec.gov. These risks include, but are not limited to, risks relating to the development of GCS-100 and LJPC-501, the success and timing of future preclinical and clinical studies of these compounds, potential indications for which GCS-100 and LJPC-501 may be developed and our ability to satisfy both initial and continued NASDAQ listing standards. Subsequent written and oral forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in the Company's reports filed with the SEC. The Company expressly disclaims any intent to update any forward-looking statements.

Company Contact

George F. Tidmarsh, M.D., Ph.D.
President & Chief Executive Officer
La Jolla Pharmaceutical Company
Phone: (858) 207-4264
Email: GTidmarsh@ljpc.com

and

Chester S. Zygmont, III
Director of Finance
La Jolla Pharmaceutical Company
Phone: (858) 207-4262
Email: czygmont@ljpc.com